Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON MOVES TO THE NASDAQ STOCK MARKET

ST. PAUL, Minn. — Dec. 17, 2007 — IntriCon Corporation (AMEX: IIN), a designer, developer, manufacturer and distributor of body-worn medical and electronics devices, today announced that its board of directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC®. The change is expected to be effective as of the opening of trading on Jan. 2, 2008. The company’s ticker symbol will remain the same: IIN.

“Our decision to move to NASDAQ was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors,” said Mark S. Gorder, president and chief executive officer of IntriCon. “We believe that NASDAQ’s electronic multiple market maker structure will give our company enhanced exposure and liquidity, while at the same time offer investors the best prices, fastest execution and lowest cost per trade.”

On October 24, 2007, IntriCon reported third-quarter and nine-month results. For the third quarter, net sales were $18.4 million, a 48 percent increase from net sales of $12.5 million for the 2006 third quarter. IntriCon delivered third-quarter net income of $650,000, or $0.12 per diluted share, up 48 percent from net income of $438,000, or $0.08 per diluted share, for the 2006 third quarter. For the nine-month period, the company reported net sales of $50.0 million and net income of $1.2 million, or $0.22 per diluted share. This compares to 2006 nine-month sales of $37.5 million and net income of $719,000, or $0.14 per diluted share, from continuing operations.

NASDAQ® is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM http://www.nasdaq.com/newsroom.

(more)

IntriCon Corporation

December 17, 2007

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn medical and electronics products. The company is focused on four key markets: medical, hearing health, professional audio and communications, and electronics. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the American Stock Exchange. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, future growth and expansion, future financial condition and performance, prospects, and the positioning of IntriCon to compete in chosen markets. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the Tibbetts acquisition, including unanticipated liabilities and expenses, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, possible non-performance of developing technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, availability of electronic components for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan/Marian Briggs
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@psbpr.com / mbriggs@psbpr.com

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